UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): July 6, 2018

NATIONAL GENERAL HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-36311	27-1046208
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

59 Maiden Lane, 38th Floor
New York, New York 10038
(Address of principal executive offices) (zip code)
(212) 380-9500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02.    Unregistered Sale of Equity Securities
On July 6, 2018 (the “Closing Date”), National General Holdings Corp. (the “Company”) entered into an agreement regarding a private placement for the issuance and sale of 120 shares of a new series of preferred stock, par value $0.01 per share, designated as its Fixed/Floating Rate Non-Cumulative Convertible Preferred Stock, Series D (the “Series D Preferred Stock”) to Aioi Nissay Dowa Insurance Co., Ltd, a Japanese corporation (the “Purchaser”), for aggregate proceeds of $30.0 million.
The terms of the Series D Preferred Stock are described below under Item 5.03.
The Company intends to use the proceeds from this transaction for general corporate purposes.
The Series D Preferred Stock are offered and are being sold pursuant to an exemption from the registration requirements of the Securities Act of 1933 provided by Section 4(a)(2) of the Securities Act of 1933.
Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
On July 9, 2018, the Company filed a certificate of designations to create the Series D Preferred Stock (the “Certificate of Designations”) with the Secretary of State of the State of Delaware.
Each holder of Series D Preferred Stock will be entitled to receive, when, as and if declared by the Company’s board of directors, non-cumulative cash dividends per share at the per annum rate of 7.00% of the liquidation preference thereof through July 15, 2023 and thereafter at the annual rate of Six-Month LIBOR plus 5.4941%. Dividends will be payable semi-annually in arrears on the 15th day of January and July of each year, commencing on January 15, 2019.
On or after July 15, 2023, or in the event of a fundamental change of the Company at any time, the Series D Preferred Stock may be converted at the option of a holder into shares of the Company’s common stock at a conversion rate of 6,578.9474 shares of common stock for each share of Series D Preferred Stock, subject to adjustment, which equates to an initial conversion price of $38 per share. In lieu of converting any shares of Series D Preferred Stock submitted for conversion, the Company may, at its option, redeem such shares as described below.
On or after July 15, 2023, or in the event of a fundamental change of the Company at any time, the Company will have the right to redeem the Series D Preferred Stock in whole or from time to time in part at a cash redemption price equal to the redemption amount specified in the Certificate of Designations plus the sum of declared and unpaid dividends for prior dividend periods, if any, and accrued but unpaid dividends for the then-current dividend period (whether or not declared) to the redemption date. In addition, if the Company fails to pay a declared dividend on the Series D Preferred Stock when due and payable, a holder of the Series D Preferred Stock may require the Company to redeem its Series D Preferred Stock in whole or in part at a cash redemption price equal to the redemption amount plus the sum of declared and unpaid dividends on the shares of Series D Preferred Stock for prior dividend periods, if any, and accrued but unpaid dividends for the then-current dividend period (whether or not declared) to the redemption date. In the case of any redemption, the redemption amount will equal the liquidation preference of the shares of Series D Preferred Stock to be redeemed unless (i) the accumulated earned premium produced under the Business Collaboration Agreement entered into between the Company and the Purchaser, equals or exceeds $50 million at the time of redemption and (ii) the trading price of the Company’s common stock equals or exceeds the then-applicable conversion price of the

Series D Preferred Stock. In such case, the redemption amount will be a cash amount equal to the conversion value of the shares issuable upon conversion of the Series D Preferred Stock. Except as described in this paragraph, the Series D Preferred Stock is not redeemable at the option of the Company or a holder or subject to mandatory redemption.
Upon the liquidation, dissolution or winding up of the Company, holders of the Series D Preferred Stock will be entitled to receive an amount in cash per share of Series D Preferred Stock equal to the liquidation preference of $250,000 per share plus any declared and unpaid dividends.
The Series D Preferred Stock confers no voting rights on holders, except with respect to matters that adversely affect the rights, preferences, privileges or voting powers of the Series D Preferred Stock or increase the amount of the Series D Preferred Stock or as otherwise required by applicable law.
With respect to the distribution of assets upon the liquidation, dissolution or winding up of the Company, the Series D Preferred Stock ranks senior to the common stock and on parity with the Company’s Series A, B and C preferred stock and all other parity classes of preferred stock that may be issued by the Company in the future.
The foregoing summary description of the Certificate of Designations is not complete and is qualified in its entirety by reference to the full text of the Certificate of Designations, which is incorporated herein by reference and filed as Exhibit 3.1 to this Current Report on Form 8-K.
Item 8.01.    Other Events
On July 9, 2018, the Company issued a press release announcing the pricing of the Company’s private placement of the Series D Preferred Stock and entry into a Business Collaboration Agreement. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Certificate of Designations establishing the Company’s Series D Preferred Stock
99.1	Press Release issued by National General Holdings Corp. on July 9, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL GENERAL HOLDINGS CORP.

Date: July 9, 2018	By:	/s/ Jeffrey Weissmann
Jeffrey Weissmann
General Counsel and Secretary